                               AMENDMENT NO. 3 TO
                         REAL ESTATE PURCHASE AGREEMENT

     This Amendment No. 3 to Real Estate Purchase Agreement (this "Amendment") is entered into this 16th day of June, 1997, among T&B LEASING, a North Carolina general partnership ("Seller"); W. THOMAS FICKLING and WILLIAM L. PRENTICE; NATIONAL RESTAURANT ENTERPRISES, INC., d/b/a AMERIKING CORPORATION, a Delaware corporation ("Purchaser"); and INVESTORS TITLE EXCHANGE CORPORATION, a North Carolina corporation ("Qualified Intermediary").



                                   Recitals
                                   --------

     1. Seller, Castle Properties, L.L.C., Thomas Fickling and William Prentice entered into that certain Real Estate Purchase Agreement dated March 8, 1997 (the "Original Contract") involving the conveyance of certain interests in real property and improvements thereon as specified in Section 1.1 therein.

     2. The Original Contract was amended by Amendment No. 1 to Real Estate Purchase Agreement, dated April 8, 1997, and Amendment No. 2 to Real Estate Purchase Agreement, dated June 16, 1997 (the "Prior Amendments"). Pursuant to the Prior Amendments, Purchaser was substituted for Castle Properties, L.L.C. as a party to the Original Contract, as amended. (The Original Contract, as amended by the Prior Amendments, is referred to herein as the "Contract.")

     3. Consistent with Section 11.18 of the Original Contract, Seller desires to engage in a like-kind exchange pursuant to (S)1031 of the Internal Revenue Code of 1986, as amended, and therefore, the parties hereto desire to modify certain provisions of the Contract prior to closing in accordance with the terms provided below in order that Seller may avail itself to the benefits of (S)1031 of the Internal Revenue Code of 1986, as amended.

     NOW, THEREFORE, for and in consideration of One Dollar ($1.00) in hand paid by Seller to Purchaser and the mutual premises contained herein and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree to amend and modify the Contract as follows:

     l.  Section 8.1 of the Original Contract is hereby modified as follows:

         a. Purchase Price. Both the Purchaser and the Seller intend the conveyance of the properties set forth on Exhibit A attached hereto (collectively, the "Property") and the receipt of consideration by the Seller in return therefor shall constitute a like-kind exchange with respect to the Seller within the meaning of (S) 1031 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, the Seller shall locate and designate Exchange Parcels (as hereinafter defined), and the Qualified Intermediary shall expend the sums deposited into escrow as provided herein in order to deliver or cause to be delivered to the Seller title to the Exchange Parcels as consideration to the Purchaser of the Property, all as more specifically provided herein.

          b. First Closing. The closing of the transfer of the Property by the Seller to the Purchaser shall occur at the offices designated in Section 2.1 of the Contract at the time and place set forth in the Contract ("First Closing Date"), at which time all parties agree to execute any and all documents and papers necessary to consummate the transactions contemplated in the Contract and herein with regard to the conveyance of the Property to Purchaser. The deed for the Property shall be to Purchaser. The transactions to occur at such time and place are referred to herein as the "First Closing." At the First Closing, Purchaser shall cause to be paid to the Qualified Intermediary all of the sums allocated to the Property under Section 1.2 of the Contract (the "Purchase Price") less closing, costs, prorations and adjustments, to be held in accordance with the provisions herein.

          c. Identification of Like-Kind Exchange Property. Within 45 days of the First Closing Date, Seller shall identify in writing one or more fee simple or leasehold interests in parcels of real estate (hereinafter called "Exchange Parcels") which are to be acquired by the Qualified Intermediary and transferred to the Seller at the Second Closing Date, as hereinafter defined. Identification of the Exchange Parcels by the Seller shall be deemed to have occurred only if the identification is in writing, specifically designates the identified properties, is signed by the Seller, and is hand delivered, mailed or telecopied to the Qualified Intermediary within 45 days of the First Closing Date.

          d. Like-Kind Exchange. The Seller shall negotiate the terms and conditions of the contracts of sale or the leases for the Exchange Parcels and shall furnish execution copies of such contracts of sale or leases to the Qualified Intermediary. All contracts so furnished to the Qualified Intermediary shall be executed by the Qualified Intermediary within ten (10) days after their submission by Seller. The Qualified Intermediary shall not enter into any such contracts or lease regarding the Exchange Parcels except those furnished thereto by the Seller. If the contract or lease for an Exchange Parcel shall require the payment of an earnest money deposit or any other funds, the amount of the earnest money deposit or any other funds shall be advanced by the Qualified Intermediary from the funds deposited therewith pursuant to paragraph b hereof to the seller, landlord or other party named in the contract or lease regarding the Exchange Parcel.

          In addition to the above, Qualified Intermediary shall enter into a construction contract or construction contracts negotiated and selected by Seller and shall use the Escrow Account Balance (as hereinafter defined) to construct improvements upon the Exchange Parcel to be transferred or assigned to Seller pursuant to this Agreement as directed by Seller. Seller shall require the construction company or general contractor constructing improvements on any Exchange Parcel to have adequate liability insurance and to name Qualified Intermediary as a certificate holder. Qualified Intermediary shall convey each Exchange Parcel to Seller by limited warranty deed or by assignment of lease with regard to a leasehold estate. Seller shall be responsible for all real estate taxes applicable to each Exchange Parcel from the date of acquisition of same by Qualified Intermediary.

          Notwithstanding anything herein to the contrary, in no event shall Qualified Intermediary be required to expend more than the Escrow Account Balance for the acquisition and construction of one or more Exchange Parcels. Accordingly, if the total cost for the acquisition and construction of one or more Exchange Parcels are greater than the amount of the Escrow Account Balance held by Qualified Intermediary, Seller shall be responsible for any deficiency from time to time or at the Second Closing (as hereinafter defined).

          e. Second Closing. For each Exchange Parcel, the closing of the conveyance or assignment of the Qualified Intermediary's interest in the Exchange Parcels to the Seller shall occur at the office designated by Seller on the earliest of (i) a date agreed upon by the Qualified Intermediary and Seller,
(ii) the date which is 180 days after the First Closing Date or (iii) the due date (including extensions) of the Seller's tax return for the taxable year of the First Closing Date ("Second Closing Date"). The transactions to occur at such time and place are referred to herein as the "Second Closing." At the Second Closing, the Qualified Intermediary shall cause each Exchange Parcel or leasehold interest therein to be conveyed or assigned to the Seller by deeds or assignments containing such covenants of title as are required by the terms of the contracts relating to such Exchange Parcel. The Qualified Intermediary shall pay such sums of money held by the Qualified Intermediary ("Escrow Account Balance") which are necessary to effectuate the transfer of the Exchange Parcels. The title to each Exchange Parcel or interest therein shall be as required by the contract of sale or lease relating to such Exchange Parcel. If the aggregate cost of the Exchange Parcels less any earnest money deposit or other sums previously paid by the Qualified Intermediary is greater than the Escrow Account Balance, then the Seller shall pay to the Qualified Intermediary in cash upon demand, as additional consideration for the Exchange Parcels, an amount equal to the excess of the aggregate cost of the Exchange Parcels less any earnest money deposit or other sums previously paid by the Qualified Intermediary over the Escrow Account Balance. If any funds remain in the possession of the Qualified Intermediary at the last of the Exchange Parcels to be acquired at the Second Closing after the payment of the aggregate costs of the Exchange Parcels, such funds shall be distributed to the Seller. The aggregate cost of an Exchange Parcel shall include the cost of the acquisition, transfer, assignment and exchange of the Exchange Parcel and the construction of improvements thereon actually paid in cash by the Qualified Intermediary and not otherwise reimbursed to the Qualified Intermediary, including, without limiting the generality of the foregoing, all settlement costs and expenses, all obligations of the contract purchaser under the contract of sale for the Exchange Parcels and the reasonable cost of legal services rendered to the Qualified Intermediary with respect to the Exchange Parcels, it being the intent of this Contract that the Seller shall reimburse the Qualified Intermediary for all costs and expenses which would have been incurred by the Qualified Intermediary if the Seller had not selected any Exchange Parcels and the Purchaser had paid the entire Purchase Price for the Property to the Seller in cash. The cost of an Exchange Parcel shall not include the amount of any mortgage or encumbrance, if any, to which an Exchange Parcel is subject at the time of its conveyance or assignment to the Seller. The Qualified Intermediary shall not enter into any other contract, incur any expense, execute any note or mortgage, or agree to any encumbrance in connection with an Exchange Parcel unless the Seller has first approved such contract expense, indebtedness or encumbrance. No contract relating to any Exchange Parcel shall be amended or modified without the prior written consent of the Seller, and the Qualified Intermediary shall perform all of its obligations under each contract of sale or lease relating to an Exchange Parcel during the period in which the Qualified Intermediary has an interest. The Seller shall report, for federal income tax purposes, that the exchange of Exchange Parcels for the Property is subject to the provision of (S) 1031 of the Code, and the Purchaser shall refrain from taking any position inconsistent with this reporting without the Seller's prior written consent. The provisions of the preceding sentence shall survive settlement pursuant to this Contract.

          f. Failure to Identify Exchange Parcels. If the Seller fails to identify any Exchange Parcels within 45 days of the First Closing Date in accordance with the provisions of paragraph c, the Qualified Intermediary shall, upon the expiration of the 45 day period, distribute the funds held in escrow to the Seller. In the further event that the Seller properly identifies one or more Exchange Parcels within 45 days of the First Closing Date in accordance with the provisions of paragraph c, but the Qualified Intermediary fails for any reason to acquire an interest in at least one of the properly identified Exchange Parcels by the Second Closing Date, the Qualified Intermediary shall distribute to the Seller the funds held in escrow on the earlier of the date which is 180 days after the First Closing Date or the due date (including extensions) of the Seller's tax return for the taxable year of the First Closing Date.

          g. Qualified Intermediary's Funds. All monies deposited with the Qualified Intermediary hereunder shall be held in a separate interest bearing demand account or other form at a bank insured by the Federal Deposit Insurance Corporation and approved by Seller. All interest earned on such funds shall be for the direct or indirect benefit of Seller and shall be added to and become a part of the Escrow Account Balance.

          h. Limitation of Liability. Qualified Intermediary shall not be liable for anything which Qualified Intermediary may do or refrain from doing in connection with this Agreement and all documents referred to herein including without limitation (i) the failure of the Property to close in a timely fashion;
(ii) the failure of Seller to locate or properly identify appropriate Exchange Parcels within such forty-five (45) day period after the First Closing; (iii) the failure of the Property or the Exchange Parcels to qualify as like-kind exchange property within the meaning of (S) 1031 of the Internal Revenue Code of 1986, as amended; (iv) the failure of the Exchange Parcels to close within the required period; and (v) the failure for any reason of the exchange of the Property or the Exchange Parcels by Seller to qualify as a like-kind exchange pursuant to (S) 1031 of the Internal Revenue Code of 1986, as amended, unless such failure is caused by the negligence or willful misconduct of the Qualified Intermediary.

     Seller represents and warrants to Qualified Intermediary that it has requested and received satisfactory review and advice regarding the legal and tax implications of the contemplated like-kind exchange, and related documents and agreements, including without limitation, this Agreement. Qualified Intermediary makes no representations or warranties, express or implied, that the transaction contemplated in this Agreement qualifies as a like-kind exchange pursuant to (S) 1031 of the Internal Revenue Code of 1986, as amended, and Seller has not relied upon any statements or representations made by Qualified Intermediary, its of officers, directors, shareholders, agents or employees regarding the legal or tax implications of the transactions contemplated in this Agreement.

          i. Indemnity of Qualified Intermediary. Seller shall indemnify and hold harmless Qualified Intermediary, its shareholders, directors, officers, employees, agents, representatives, and the successors and assigns thereof, from and against any and all claims, disputes, liabilities, losses, costs, damages, or expenses of any kind, including reasonable attorney's fees actually incurred and costs and expenses incurred in the investigation, prosecution, defense or settlement of any claims, which may be threatened against, incurred or undertaken by Qualified Intermediary and (i) which arise out of or in connection with any breach; inadequacy, incompleteness or inaccuracy of any representation or warranty made by or on behalf of Seller in, or any failure of Seller to perform any of the Seller's covenants or obligations pursuant to this Agreement and any and all other documents or agreement referred to herein or entered into in connection herewith, and (ii) which otherwise arise out of or in connection with this Agreement and any and all documents or agreements referred to herein or entered into in connection herewith, except those claims for which Qualified Intermediary may be held liable to Seller for the negligence or willful misconduct of Qualified Intermediary.

     Seller shall indemnify and hold harmless Qualified Intermediary, its shareholders, directors, officers, employees, agents, representatives, and the successors and assigns thereof, from and against any and all claims, disputes, liabilities, penalties, forfeitures, violations of Environmental Laws (as hereinafter defined), losses, costs, damages, or expenses of any kind, including reasonable attorneys' fees actually incurred and costs and expenses incurred in the investigation, prosecution, defense or settlement of any claims, or death of, or injury to any person or damage to any property whatsoever, which may be threatened against, incurred or undertaken by Qualified Intermediary and arising from or caused in whole or in part, directly or indirectly, by the presence in, on, under or relating to the Property or the Exchange Parcels or any improvements thereon of any Hazardous Substances Materials or Wastes (as hereinafter defined), or the use, analysis, generation, discharge, release (or threatened release), storage, treatment, transport or disposal of Hazardous Substances Materials or Wastes to, in, on, under, or about or from any such property or improvements thereon. Seller's obligation hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, removal, assessment, remediation, or detoxification or decontamination of any of said property or any improvements, and the preparation and implementation of any comprehensive site assessment, closure, remedial action or other required plans in connection therewith, and these obligations shall survive the transfer to Qualified Intermediary's successor in interest of any such property or improvements. For purposes of the indemnity provisions hereof, any acts or omissions of or by employees, agents, assignees, or of Seller or others acting for or on behalf of Seller (whether or not they are negligent, intentional, willful or unlawful) strictly shall be attributable to Seller.

     For purposes of this Agreement, "Hazardous Substance Materials or Wastes" means and includes, without limitation, petroleum products, petroleum byproducts and any petroleum constituents (including, but not limited to, crude oil, diesel oil, fuel oil, gasoline, lubrication oil, oil refuse, oil mixed with other waste, oil sludge and all other liquid hydrocarbons regardless of specific gravity), any flammable explosives, radioactive materials, asbestos or any asbestos-containing materials, solid or liquid wastes, and/or any hazardous, toxic, regulated or dangerous waste, substance or material defined as such by the United States Environmental Protection Agency or for the purpose of or by any Environmental Laws as may now or at any time hereafter be in effect. For purposes of this Agreement, "Environmental Laws" means and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials

Transportation Act, the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, any "Superfund" or "Superlien" law, applicable State Groundwater Regulations, applicable State Underground Storage Tank regulations, or any other federal, state or local law, ordinance, regulation, rule, order or decree regulating, relating to or imposing liability, responsibility or standards of conduct applicable to environmental, health or safety conditions and/or releases (or threatened releases) of Hazardous Substances Materials or Wastes in, on, at or affecting the Property or the Exchange Parcels, as such may now or at any time hereafter be defined or in effect.

     If any matter subject to indemnification hereunder arises in the form of a claim against Qualified Intermediary, its shareholders, directors, officers, employees, agents, representatives, or the successors and assigns thereof (collectively, "Indemnitee") (herein referred to as a "Third Party Claim"), the applicable Indemnitee promptly shall give notice and details thereof, including copies of all pleadings and pertinent documents to Seller. Within fifteen (15) days of such notice, Seller either (i) shall pay the Third Party Claim either in full or upon agreed compromise; or (ii) shall notify the applicable Indemnitee and Qualified Intermediary that Seller disputes the Third Party Claim and intends to defend against it, and thereafter shall so defend and pay any adverse final judgment or award in regard thereto. Such defense shall be controlled by Seller and the cost of such defense shall be borne by Seller except that the applicable Indemnitee and Qualified Intermediary shall have the right to participate in such defense at their own expense and provided that Seller shall have no right in connection with any such defense or the resolution of any such Third Party Claim to impose any cost, restriction, limitation or condition of any kind upon any of the parties comprising Indemnitee hereunder. Qualified Intermediary agrees that it shall cooperate in all reasonable respects in the defense of any such Third Party Claim, including making personnel, books and records relevant to the Third Party Claim available to Seller without charge therefor except for out-of-pocket expenses. If Seller fails to take action within fifteen (15) days as hereinabove provided or, having taken such action, thereafter fails diligently to defend and resolve the Third Party Claim, the parties comprising Indemnitee shall have the right to pay, compromise or defend the Third Party Claim and to assert the indemnification provisions hereof. Each of the parties comprising Indemnitee also shall have the right, exercisable in good faith, to take such action as may be necessary to avoid a default prior to the assumption of the defense of the Third Party Claim by Seller.

     If Qualified Intermediary institutes litigation or any other dispute resolution action (including without limitation, arbitration or mediation) against Seller for any reason in connection with this Agreement, Seller shall pay all costs and expenses, including without limitation attorneys' fees, incurred by Qualified Intermediary in such action.

     2.  Assignment.

          a. Seller hereby assigns to the Qualified Intermediary its rights under the Contract with regard to the Property only to the extent necessary to consummate the contemplated like-kind exchange. The Qualified Intermediary hereby accepts such assignment; and, subject to the provisions of paragraph 2.b hereof, the Qualified Intermediary hereby agrees to assume the Seller's obligation and duty to convey the Property to the Purchaser pursuant to the Contract. In connection with such assignment, the Qualified Intermediary is hereby substituted in place of the Seller under the Contract solely for the purpose of conveying the Property to the Purchaser in order to facilitate and effectuate the exchange. The Purchaser hereby consents to such assignment upon the terms and conditions set forth herein.

          b. The Purchaser agrees to cooperate with the Seller and the Qualified Intermediary to effect the exchange and the Purchaser and the Qualified Intermediary acknowledge and agree that:

          (i) The Qualified Intermediary will acquire the Property from the Seller in order to complete the exchange. The Qualified Intermediary, as seller, hereby instructs the Seller to execute and the settlement agent to record a warranty deed conveying the Property at the First Closing directly from the Seller, as grantor, to the Purchaser, as grantee. Further, any and all bills of sale, tenant lease assignments, general assignments, and similar closing documents shall be executed by the Seller for the direct benefit of the Purchaser. The Qualified Intermediary has not made or assumed, nor shall it make, assume, or be liable for, any covenant, duty, or obligation of the Seller under the Contract as set forth in the Contract except for the limited obligations undertaken herein, which are assumed expressly, and only to the extent necessary to consummate this like-kind exchange, and the Purchaser hereby releases and discharges the Qualified Intermediary from and against any claim, demand, liability, loss, damage, cost, or expense in connection with any matter relating to the Property and/or any term, condition, or instrument referred to in these instructions or otherwise relating to the First Closing or the Contract. The Purchaser hereby agrees that it shall be and remain solely responsible and liable to the Seller for the performance of each and every warranty, representation and obligation, if any, of the Purchaser with respect to the Property and that the Seller shall look solely to it for such performance and liability.

          (ii) The Purchaser's sole recourse shall be against the Seller with respect to any claim or allegation concerning the Property or any performance, agreement, or obligation arising from or in connection with the First Closing or the Contract. The Seller and its general partners hereby agree that they shall be and remain solely responsible and liable to the Purchaser for the performance of each and every warranty and obligation, if any, of the Seller with respect to the Purchaser's purchase of the Property and that the Purchaser shall look solely to them for such performance and liability.

          (iii) The assignment set forth in paragraph 2.a. above shall not affect, limit, modify, or impair in any way the representations, warranties, covenants, or indemnifications, if any, made by the Purchaser or the Seller or the obligations of the Purchaser or the Seller under the Contract and all such representations, warranties, covenants, and indemnifications made by them shall inure to the benefit of the other and shall not be affected in any way by the assignment set forth in paragraph 2.a. hereof. Nothing set forth herein shall in any way release the Purchaser or the Seller from any of their obligations, liabilities, indemnifications, covenants, representations, or warranties (whether express or implied in fact or implied at law), if any, made under the Contract for the benefit of the other thereunder, or under any documents executed in connection with the Contract for the benefit of the other thereunder, or executed in connection with the First Closing for the benefit of the other thereunder, including without limitation, all warranty deeds, assignments of contracts, assignments of leases, assignments of warranties, general assignments, bills of sale, and estoppel certificates.

     3. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which, when taken together, shall constitute but one (1) and the same instrument.

     4. This Amendment may be executed by any or all of the parties hereto and delivered to the Qualified Intermediary by facsimile, and the Qualified Intermediary is hereby authorized to act upon all such facsimile copies as if they were originals.

     5. Except as otherwise modified herein, the Contract is hereby ratified and confirmed.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and sealed, all as of the day and year first above written.

                                       PURCHASER

                                       NATIONAL RESTAURANT ENTERPRISES, INC.
                                       d/b/a AMERIKING CORPORATION,
[CORPORATE SEAL]                         a Delaware corporation

Attest:
                                       By:__________________________________
                                          Joel Aaseby, Secretary
________________________
Name: __________________

                                       SELLER

                                       T&B LEASING
                                       a North Carolina general partnership


                                       By:_______________________________ (SEAL)
                                          W. Thomas Fickling, General Partner


                                       QUALIFIED INTERMEDIARY
                                       INVESTORS TITLE EXCHANGE
                                       CORPORATION


                                       By:__________________________________
                                       Title:_______________________________
                                       Date:________________________________
[CORPORATE SEAL]
ATTEST:

_________________________________
Its:__________________ Secretary
                                       ___________________________________(SEAL)
                                       W. Thomas Fickling

_____________________________________(SEAL)
William L. Prentice

                                   Exhibit A
                                to Amendment to
                        Real Estate Purchase Agreement



Store                                                           Allocated
Number               Location of Store                         Sales Price
--------------------------------------------------------------------------
5512  Cedar Creek, Fayetteville, North Carolina               $  956,076
--------------------------------------------------------------------------
7234  Lillington, North Carolina                              $1,057,239
--------------------------------------------------------------------------
7321  Apex, North Carolina                                    $1,069,678
--------------------------------------------------------------------------
9821  Ramsey Street, North Carolina                           $1,370,970
--------------------------------------------------------------------------